FOR IMMEDIATE RELEASE
DATE: July 23, 2015

HERITAGE FINANCIAL ANNOUNCES SECOND QUARTER RESULTS
AND DECLARES REGULAR CASH DIVIDEND

•	Diluted earnings per common share were $0.29 for the quarter ended June 30, 2015 compared to $0.16 for the prior year quarter ended June 30, 2014 and $0.32 for the linked-quarter ended March 31, 2015.

•	Heritage declared a cash dividend of $0.11 per common share.

•	Return on average assets was 1.01% and return on average tangible common equity was 10.50% for the quarter ended June 30, 2015

•	Noncovered loans receivable, net of allowance for loan losses, increased $68.5 million, or 3.2% (12.8% on an annualized basis), to $2.22 billion at June 30, 2015 from $2.15 billion at March 31, 2015.

•	Non-maturity deposits increased $63.1 million, or 2.6% (10.4% annualized), to $2.49 billion at June 30, 2015 from $2.42 billion at March 31, 2015.

•	Heritage announced the opening of a new office in downtown Seattle with an expanded team of bankers.

Olympia, WA - HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported that the Company had net income of $8.7 million for the quarter ended June 30, 2015 compared to net income of $4.1 million for the quarter ended June 30, 2014 and $9.8 million for the linked-quarter ended March 31, 2015. Net income for the quarter ended June 30, 2015 was $0.29 per diluted common share compared to $0.16 per diluted common share for the quarter ended June 30, 2014 and $0.32 per diluted common share for the linked-quarter ended March 31, 2015.

Net income for the six months ended June 30, 2015 was $18.5 million, or $0.61 per diluted common share, compared to $6.7 million, or $0.32 per common share, for the six months ended June 30, 2014.

Mr. Vance commented, “A highlight of our second quarter continues to be strong loan growth. Our second quarter annualized non-covered loan growth was 12.8% which follows annualized non-covered loan growth for the most recent linked quarters of 8.8% and 11.92%, respectively. We are seeing the synergies and growth trends we believed we would experience as a result of the merger with Washington Banking Co. We are optimistic these loan growth trends will continue."

"Additionally, we continue to experience improvement in our efficiencies as evidenced by our overhead ratio (which is the ratio of noninterest expense to average total assets) improving to 3.01% for the second quarter of 2015 from 3.07% in the first quarter of 2015."

"We are also pleased with our profitability as measured by return on average assets. For the second consecutive quarter, our return on average assets exceeded 1.0%."

Balance Sheet

The Company’s total assets increased $21.0 million, or 0.61%, to $3.48 billion at June 30, 2015 from $3.46 billion at March 31, 2015.

Total loans receivable, net of allowance for loan losses, increased $58.5 million, or 2.6%, to $2.32 billion at June 30, 2015 from $2.26 billion at March 31, 2015. The increase was due to an increase of $68.5 million in noncovered loans receivable, net of allowance for loan losses, to $2.22 billion at June 30, 2015 from $2.15 billion at March 31, 2015. Noncovered loans include loans originated by Heritage Bank as well as other noncovered loans obtained in mergers and acquisitions. This increase was partially offset by a decrease of $9.9 million, or 8.9%, in covered loans receivable, net of allowance for loan losses, to $102.2 million at June 30, 2015 from $112.1 million at March 31, 2015. Covered loans are loans acquired through FDIC-assisted transactions which are covered by FDIC shared-loss agreements. These balances are expected to continue to decline over the next few quarters.

Jeffrey J. Deuel, President & Chief Operating Officer of Heritage Bank, commented, “As outlined in our June 15 press release, we are delighted to announce the opening of our new downtown Seattle office. We will move our existing Westlake team to the new location and we are pleased to welcome several new members to the Commercial Lending team. We believe the new combined team and the new central location will help us develop a leadership position in the Seattle market."

Total deposits increased $34.0 million, or 1.2%, to $2.95 billion at June 30, 2015 from $2.91 billion at March 31, 2015. Non-maturity deposits as a percentage of total deposits increased to 84.3% at June 30, 2015 from 83.2% at March 31, 2015. The increase in this ratio was primarily due to a $30.0 million, or 4.3%, increase in noninterest bearing demand deposits to $728.3 million at June 30, 2015 from $698.2 million at March 31, 2015 and a $34.8 million, or 9.4%, increase in savings accounts to $403.6 million as of June 30, 2015 from $368.8 million as of March 31, 2015, and a $29.0 million, or 5.9%, decrease in certificates of deposit to $461.2 million as of June 30, 2015 from $490.2 million as of March 31, 2015.

Total stockholders’ equity decreased $3.4 million, or 0.7%, to $459.1 million at June 30, 2015 from $462.5 million at March 31, 2015. This decrease was due to stock repurchases of $5.3 million, cash dividends in the amount of $3.3 million, and a $4.0 million decrease in accumulated other comprehensive income partially offset by net income of $8.7 million. During the quarter ended June 30, 2015, the Company repurchased approximately 316,000 shares of common stock at a weighted average price of $16.91. The Company and Heritage Bank continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had common equity Tier 1 risk-based, Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at June 30, 2015 of 12.4%, 10.6%, 13.1% and 14.1%, respectively, compared to 12.7%, 10.6%, 13.4% and 14.5%, respectively, at March 31, 2015.

Credit Quality

The allowance for loan losses on noncovered loans increased $462,000 to $22.8 million at June 30, 2015 from $22.3 million at March 31, 2015 reflecting provision for loan losses of $1.2 million partially offset by $727,000 in net charge-offs recognized during the quarter ended June 30, 2015. Nonperforming noncovered loans to total noncovered loans decreased to 0.31% at June 30, 2015 from 0.34% at March 31, 2015. Nonaccrual noncovered loans decreased $454,000 to $7.0 million ($1.7 million guaranteed by government agencies) at June 30, 2015 from $7.5 million ($1.7 million guaranteed by government agencies) at March 31, 2015. The decrease was due primarily to $982,000 of net principal reductions and $596,000 of charge-offs, offset partially by $1.2 million of additions to nonaccrual noncovered loans.

The allowance for loan losses to nonperforming noncovered loans was 325.5% at June 30, 2015 compared to 299.5% at March 31, 2015. Potential problem noncovered loans were $86.2 million at June 30, 2015 compared to $100.4 million at March 31, 2015. The $14.3 million decrease was primarily due to loan grade improvements of $12.5 million, net loan payments of $6.3 million and net charge-offs of $288,000, offset partially by the addition of $4.8 million of loans graded as potential problem loans during the period.

The allowance for loan losses on noncovered loans to total noncovered loans, net was 1.02% at June 30, 2015 compared to 1.03% at March 31, 2015. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred credit losses based on an evaluation of known and inherent risks in the loan portfolio at June 30, 2015. Included in the carrying value of noncovered loans are net discounts from mergers and acquisitions which would be utilized if any principal losses were experienced on the related loans. The remaining net discounts on noncovered loans at June 30, 2015 were $20.5 million.

Nonperforming noncovered assets decreased $1.5 million to $7.3 million ($1.7 million guaranteed by government agencies), or 0.21% of total noncovered assets, at June 30, 2015, compared to $8.8 million ($1.7 million guaranteed by government agencies), or 0.26% of total noncovered assets, at March 31, 2015. Other real estate owned decreased $1.1 million to $3.0 million at June 30, 2015 (of which $2.8 million was covered by FDIC shared-loss agreements) from $4.1 million at March 31, 2015 (of which $2.8 million was covered by FDIC shared-loss agreements). The decrease in other real estate owned was primarily due to the disposition of properties totaling $1.1 million during the quarter ended June 30, 2015.

Operating Results
Net interest income increased $3.9 million, or 13.5%, to $32.5 million for the quarter ended June 30, 2015 compared to $28.6 million for the same period in 2014 and decreased $204,000, or 0.6%, from $32.7 million for the linked-quarter ended March 31, 2015. Net interest income increased $19.8 million, or 43.7%, to $65.1 million for the six months ended June 30, 2015 from $45.3 million for the same period in the prior year. The increase in net interest income for the second quarter of 2015 compared to the same period in 2014 was primarily due to Heritage's merger with Washington Banking Company ("Washington Banking Merger") which was completed on May 1, 2014. The decrease in net interest income for the current quarter compared to the linked-quarter was primarily due to a decrease in interest income on loans as a result of a decrease in incremental accretion income.
Heritage’s net interest margin for the quarter ended June 30, 2015 decreased 36 basis points to 4.19% from 4.55% for the same period in 2014 and decreased 12 basis points from 4.31% in the linked-quarter ended March 31, 2015. The decrease in net interest margin from the prior periods is due to a combination of lower contractual loan note rates and lower incremental accretion income. The net interest margin for the six months ended June 30, 2015 decreased 27 basis points to 4.25% from 4.52% for the same period in 2014 due to lower contractual loan note rates.
The following table presents the net interest margin and effect of the incremental accretion on purchased loans for the periods presented below:

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net interest margin, excluding incremental accretion on purchased loans (1)	3.84%	3.87%	4.12%	3.86%	4.15%
Impact on net interest margin from incremental accretion on purchased loans (1)	0.35%	0.44%	0.43%	0.39%	0.37%
Net interest margin	4.19%	4.31%	4.55%	4.25%	4.52%

(1)
The incremental accretion income represents the amount of income recorded on the purchased loans in excess of the contractual stated interest rate in the individual loan notes. This income results from the discount established at the time these loan portfolios were acquired and modified quarterly as a result of cash flow re-estimation.

The net interest margin, excluding incremental accretion on purchased loans, decreased to 3.84% for the quarter ended June 30, 2015 from 4.12% for the same period in 2014 and from 3.87% for the linked-quarter ended March 31, 2015. For the six months ended June 30, 2015, the net interest margin, excluding incremental accretion on purchased loans, decreased to 3.86% from 4.15% for the same period in the prior year.
Yields on loans, excluding incremental accretion on purchased loans, decreased to 4.88% for the quarter ended June 30, 2015 from 5.28% for the same period in 2014 and from 4.92% for the linked-quarter ended March 31, 2015. For the six months ended June 30, 2015, the yields on loans, excluding incremental accretion on purchased loans, decreased to 4.89% from 5.25% for the same period in the prior year.
The provision for loan losses on noncovered loans was $1.2 million for the quarter ended June 30, 2015 compared to $370,000 for the quarter ended June 30, 2014 and $1.3 million for the linked-quarter ended March 31, 2015.
There was no provision for loan losses on covered loans for the quarter ended June 30, 2015 compared to a provision for loan losses of $321,000 for the same period in the prior year and a provision recapture in the amount of $77,000 for the linked-quarter ended March 31, 2015.

As of the dates of the completion of each of the mergers and acquisitions, acquired loans were recorded at their estimated fair value, including our estimate of future expected cash flows until the ultimate resolution of these credits. As reflected in the table below, incremental accretion income from acquired loans was $2.7 million for the quarter ended June 30, 2015 compared to $2.7 million for the quarter ended June 30, 2014 and $3.3 million for the linked-quarter ended March 31, 2015.
For the quarter ended June 30, 2015, the Company recognized $(304,000) of change in the FDIC indemnification asset compared to $109,000 and $(193,000) for the quarters ended June 30, 2014 and March 31, 2015, respectively.

The following table illustrates the earnings impact associated with the Company’s acquired loan portfolios:

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(in thousands)
Incremental accretion income over stated note rate (1)	$2,710	$3,324	$2,735	6,035	$3,670
Change in FDIC indemnification asset	(304)	(193)	109	(497)	72
Provision for loan losses	(389)	(433)	(391)	(822)	(649)
Pre-tax earnings impact	$2,017	$2,698	$2,453	$4,716	$3,093

(1)
The incremental accretion income represents the amount of income recorded on the purchased loans in excess of the contractual stated interest rate in the individual loan notes. This income results from the discount established at the time these loan portfolios were acquired and modified quarterly as a result of cash flow re-estimation.

Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “The net interest margin before incremental accretion decreased slightly from the prior quarter due to the continuing effects of the low rate environment on contractual loan rates. This decrease is partially mitigated by an increase in loans as a percentage of total earning assets. For the quarter ended June 30, 2015, average loans receivable were 73.8% of average earning assets, which is an increase from 72.8% for the prior linked quarter."

Noninterest income increased $2.1 million, or 44.0%, to $6.9 million for the quarter ended June 30, 2015 compared to $4.8 million for the same period in 2014 and $8.3 million for the linked-quarter ended March 31, 2015. The decrease in the quarter ended June 30, 2015 compared to prior quarter was due to a $1.7 million gain on the sale of the merchant Visa portfolio (included in the "other income" category) recognized during the quarter ended March 31, 2015 partially offset by an increase of $392,000 in service charges and other fees from the linked-quarter ended March 31, 2015. The increase in noninterest income for the quarter ended June 30, 2015 from the same period in 2014 was primarily due to the Washington Banking Merger. For the six months ended June 30, 2015, noninterest income increased $8.1 million, or 114.8%, to $15.2 million compared to $7.1 million for the six months ended June 30, 2014 primarily due to the Washington Banking Merger and the gain on the sale of the merchant Visa portfolio.

The FDIC indemnification asset decreased $304,000 to $388,000 at June 30, 2015 from $692,000 at March 31, 2015. This decrease was due primarily to $304,000 of amortization of the asset. The shared-loss agreements on non-single family loans covering $94.1 million of covered loans at June 30, 2015 are scheduled to expire in the third quarter of 2015.

Noninterest expense was $26.1 million for the quarter ended June 30, 2015 compared to $27.0 million for the quarter ended June 30, 2014 and $26.0 million for the linked-quarter ended March 31, 2015. Noninterest expense increased $10.3 million to $52.1 million for the six months ended June 30, 2015 compared to $41.8 million for the same period in the prior year. The increases from the prior periods are primarily due to the Washington Banking Merger.

Income tax expense was $3.4 million for the quarter ended June 30, 2015 compared to $1.5 million for the comparable quarter in 2014 and $4.0 million for the linked-quarter ended March 31, 2015. Income tax expense was $7.4 million for the six months ended June 30, 2015 compared to $2.8 million for the same period in the prior year. The increases in income tax expense from the prior year periods were primarily due to the increase in pre-tax income. The decrease in income tax expense from the linked-quarter ended March 31, 2015 was due to a decrease in pre-tax income and a decrease in the effective tax rate. The effective tax rate decreased to 27.8% for the quarter ended June 30, 2015 from 29.0% for the linked-quarter ended March 31, 2015 primarily due to the purchase of an additional $25 million of bank owned life insurance during the quarter ended June 30, 2015.

Dividend

On July 22, 2015, the Company’s Board of Directors declared a quarterly cash dividend of $0.11 per common share payable on August 20, 2015 to shareholders of record on August 6, 2015.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on July 23, 2015 at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1074 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through August 7, 2015, by dialing (800) 475-6701 -- access code 363724.

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 66 banking offices in Washington and Oregon. Heritage Bank also does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington and under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:
Brian L. Vance, President & Chief Executive Officer, (360) 943-1500
Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP. These measures include tangible common stockholders' equity, tangible book value per share and tangible common stockholders' equity to tangible assets. Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	June 30, 2015	March 31, 2015	June 30, 2014
	(in thousands)
Stockholders' equity	$459,128	$462,526	$449,829
Less: goodwill and other intangible assets	128,864	129,391	130,353
Tangible common stockholders' equity	$330,264	$333,135	$319,476

Total assets	$3,480,324	$3,459,349	$3,391,579
Less: goodwill and other intangible assets	128,864	129,391	130,353
Tangible assets	$3,351,460	$3,329,958	$3,261,226

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated, including: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets, which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to increase our allowance for loan losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; risks related to acquiring assets in or entering markets in which we have not previously operated and may not be familiar; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated statements of financial condition; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; failure or security breach of computer systems on which we depend; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy of pursuing acquisitions and denovo branching; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including those from the Cowlitz Bank, Pierce Commercial Bank, Northwest Commercial Bank, Valley

Community Bancshares and Washington Banking Company transactions, or may in the future acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames, or at all, and any goodwill charges related thereto and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, which might be greater than expected; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollar amounts in thousands; unaudited)

	June 30, 2015	March 31, 2015	June 30, 2014
Assets
Cash on hand and in banks	$62,540	$60,205	$73,067
Interest earning deposits	22,772	19,859	73,458
Cash and cash equivalents	85,312	80,064	146,525
Other interest earning deposits	5,110	9,364	14,138
Investment securities available for sale	699,122	747,299	652,477
Investment securities held to maturity	33,587	35,425	38,768
Loans held for sale	6,939	8,742	7,378
Noncovered loans receivable, net	2,239,621	2,170,693	2,069,532
Allowance for loan losses on noncovered loans	(22,779)	(22,317)	(22,369)
Noncovered loans receivable, net of allowance for loan losses	2,216,842	2,148,376	2,047,163
Covered loans receivable, net	107,681	117,621	159,662
Allowance for loan losses on covered loans	(5,499)	(5,499)	(6,114)
Covered loans receivable, net of allowance for loan losses	102,182	112,122	153,548
Total loans receivable, net	2,319,024	2,260,498	2,200,711
FDIC indemnification asset	388	692	9,120
Other real estate owned ($2,758, $2,772 and $3,045 covered by FDIC shared-loss agreements, respectively)	3,017	4,094	8,106
Premises and equipment, net	63,968	64,547	66,255
Federal Home Loan Bank stock, at cost	4,148	12,022	12,547
Bank owned life insurance	60,579	35,346	32,614
Accrued interest receivable	9,883	10,132	9,315
Prepaid expenses and other assets	60,383	61,733	63,272
Other intangible assets, net	9,835	10,362	12,164
Goodwill	119,029	119,029	118,189
Total assets	$3,480,324	$3,459,349	$3,391,579

Liabilities and Stockholders' Equity
Deposits	$2,946,487	$2,912,458	$2,866,542
Federal Home Loan Bank advances	—	7,420	—
Junior subordinated debentures	19,278	19,205	18,973
Securities sold under agreement to repurchase	20,589	23,177	25,450
Accrued expenses and other liabilities	34,842	34,563	30,785
Total liabilities	3,021,196	2,996,823	2,941,750

Common stock	358,365	363,202	366,158
Retained earnings	98,565	93,140	82,362
Accumulated other comprehensive income, net	2,198	6,184	1,309
Total stockholders' equity	459,128	462,526	449,829
Total liabilities and stockholders' equity	$3,480,324	$3,459,349	$3,391,579

Common stock, shares outstanding	29,954,936	30,238,591	30,213,363

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Interest income:
Interest and fees on loans	$30,554	$30,481	$27,446	$61,035	$43,897
Taxable interest on investment securities	2,328	2,684	1,812	5,012	2,451
Nontaxable interest on investment securities	1,048	1,033	638	2,081	1,074
Interest and dividends on other interest earning assets	60	51	127	111	214
Total interest income	33,990	34,249	30,023	68,239	47,636
Interest expense:
Deposits	1,309	1,318	1,297	2,626	2,151
Junior subordinated debentures	193	239	115	432	115
Other borrowings	18	18	15	37	33
Total interest expense	1,520	1,575	1,427	3,095	2,299
Net interest income	32,470	32,674	28,596	65,144	45,337
Provision for loan losses on noncovered loans	1,189	1,285	370	2,474	349
Provision for loan losses on covered loans	—	(77)	321	(77)	800
Total provision for loan losses	1,189	1,208	691	2,397	1,149
Net interest income after provision for loan losses	31,281	31,466	27,905	62,747	44,188
Noninterest income:
Service charges and other fees	3,687	3,295	2,777	6,982	4,175
Merchant Visa income, net	194	198	316	392	561
Change in FDIC indemnification asset	(304)	(193)	109	(497)	72
Gain on sale of investment securities, net	425	544	87	969	267
Gain on sale of loans, net	1,282	1,135	233	2,417	233
Other income	1,597	3,366	1,258	4,963	1,779
Total noninterest income	6,881	8,345	4,780	15,226	7,087
Noninterest expense:
Compensation and employee benefits	13,842	14,225	12,779	28,067	20,790
Occupancy and equipment	3,850	3,691	2,816	7,541	5,433
Data processing	1,925	1,627	4,003	3,552	4,999
Marketing	1,063	633	496	1,696	1,001
Professional services	904	805	3,230	1,708	4,060
State and local taxes	569	620	554	1,189	803
Impairment loss on investment securities, net	—	—	37	—	45
Federal deposit insurance premium	523	516	460	1,038	712
Other real estate owned, net	200	658	214	859	266
Amortization of intangible assets	527	527	489	1,054	645
Other expense	2,676	2,736	1,915	5,413	3,018
Total noninterest expense	26,079	26,038	26,993	52,117	41,772
Income before income taxes	12,083	13,773	5,692	25,856	9,503
Income tax expense	3,358	3,994	1,544	7,352	2,812
Net income	$8,725	$9,779	$4,148	$18,504	$6,691

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Basic earnings per common share	$0.29	$0.32	$0.16	$0.61	$0.32
Diluted earnings per common share	$0.29	$0.32	$0.16	$0.61	$0.32
Dividends declared per common share	$0.11	$0.10	$0.08	$0.21	0.16

Average number of basic common shares outstanding	29,764,437	30,028,936	25,425,812	29,878,220	20,747,416
Average number of diluted common shares outstanding	29,785,444	30,051,882	25,475,903	29,900.579	20,805,729

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Performance Ratios:
Efficiency ratio	66.27%	63.48%	80.88%	64.85%	79.68%
Noninterest expense to average assets, annualized	3.01%	3.07%	3.85%	3.04%	3.86%
Return on average assets, annualized	1.01%	1.15%	0.59%	1.08%	0.60%
Return on average equity, annualized	7.57%	8.61%	4.49%	8.08%	4.58%
Return on average tangible common equity, annualized	10.50%	11.98%	6.10%	11.23%	5.86%
Net charge-offs on noncovered loans to average noncovered loans, annualized	0.13%	0.21%	0.19%	0.17%	0.18%

	As of Period End
	June 30, 2015	March 31, 2015	June 30, 2014
Financial Measures:
Book value per common share	$15.33	$15.30	$14.89
Tangible book value per common share	$11.03	$11.02	$10.57
Stockholders' equity to total assets	13.2%	13.4%	13.3%
Tangible common equity to tangible assets	9.9%	10.0%	9.8%
Common equity Tier 1 capital to risk-weighted assets	12.4%	12.7%	N/A
Tier 1 leverage capital to average quarterly assets	10.6%	10.6%	12.6%
Tier 1 capital to risk-weighted assets	13.1%	13.4%	14.5%
Total capital to risk-weighted assets	14.1%	14.5%	15.7%
Net loans to deposits ratio	78.9%	77.9%	77.0%
Deposits per branch	$44,644	$44,128	$42,784

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Allowance for Noncovered Loan Losses:
Allowance balance, beginning of period	$22,317	$22,153	$22,820	$22,153	$22,657
Provision for loan losses	1,189	1,285	370	2,474	349
Net (charge-offs) recoveries:
Commercial business	(475)	(647)	(359)	(1,122)	(127)
One-to-four family residential	—	1	—	1	—
Real estate construction	100	(106)	(302)	(6)	(302)
Consumer	(352)	(369)	(160)	(721)	(208)
Total net (charge-offs) recoveries	(727)	(1,121)	(821)	(1,848)	(3,369)
Allowance balance, end of period	$22,779	$22,317	$22,369	$22,779	$22,369

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Allowance for Covered Loan Losses:
Allowance balance, beginning of period	$5,499	$5,576	$6,567	$5,576	$6,167
Provision for loan losses	—	(77)	321	(77)	800
Net charge-offs	—	—	(774)	—	(853)
Allowance balance, end of period	$5,499	$5,499	$6,114	$5,499	$6,114

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Other Real Estate Owned:
Balance, beginning of period	$4,094	$3,355	$4,284	$3,355	$4,559
Additions	85	1,728	—	1,813	218
Additions from acquisitions	—	—	7,121	—	7,121
Proceeds from dispositions	(1,050)	(589)	(3,337)	(1,639)	(3,857)
Gain (loss) on sales, net	(27)	(70)	38	(97)	65
Valuation adjustments	(85)	(330)	—	(415)	—
Balance, end of period	$3,017	$4,094	$8,106	$3,017	$8,106

	As of Period End
	June 30, 2015	March 31, 2015	June 30, 2014
Nonperforming Noncovered Assets:
Nonaccrual noncovered loans by type:
Commercial business	$4,490	$4,918	$8,889
One-to-four family residential	—	—	328
Real estate construction and land development	2,489	2,513	3,673
Consumer	19	21	698
Total nonaccrual noncovered loans(1)(2)	6,998	7,452	13,588
Other real estate owned, noncovered	259	1,322	5,061
Nonperforming noncovered assets	$7,257	$8,774	$18,649

Restructured noncovered performing loans(3)	19,783	$16,736	$20,293
Accruing noncovered loans past due 90 days or more	—	—	—
Potential problem noncovered loans(4)	86,152	100,411	136,974
Allowance for loan losses on noncovered loans to:
Total noncovered loans, net	1.02%	1.03%	1.08%
Nonperforming noncovered loans	325.51%	299.48%	164.62%
Nonperforming noncovered loans to total noncovered loans	0.31%	0.34%	0.66%
Nonperforming noncovered assets to total noncovered assets	0.21%	0.26%	0.58%

(1)	At June 30, 2015, March 31, 2015 and June 30, 2014, $4.3 million, $5.3 million and $3.0 million of noncovered nonaccrual loans were considered troubled debt restructured loans, respectively.

(2)	At June 30, 2015, March 31, 2015 and June 30, 2014, $1.7 million, $1.7 million and $2.3 million of noncovered nonaccrual loans were guaranteed by government agencies, respectively.

(3)	At June 30, 2015, March 31, 2015 and June 30, 2014, $456,000, $517,000 and $935,000 of noncovered performing restructured loans were guaranteed by government agencies, respectively.

(4)
Potential problem noncovered loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes the Company concern as to their ability to comply with their loan repayment terms. At June 30, 2015, March 31, 2015 and June 30, 2014, $501,000, $576,000 and $921,000 of noncovered potential problem loans were guaranteed by government agencies, respectively.

	June 30, 2015		March 31, 2015		June 30, 2014
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Noncovered loans:
Commercial business:
Commercial and industrial	$551,989	24.6%	$559,363	25.8%	$534,458	25.7%
Owner-occupied commercial real estate	565,721	25.3	558,198	25.7	473,603	22.9
Non-owner occupied commercial real estate	676,872	30.2	631,627	29.1	637,067	30.8
Total commercial business	1,794,582	80.1	1,749,188	80.6	1,645,128	79.4
One-to-four family residential	67,083	3.0	63,944	3.0	86,422	4.2
Real estate construction and land development:
One-to-four family residential	41,693	1.9	42,993	2.0	55,477	2.7
Five or more family residential and commercial properties	66,024	2.9	57,898	2.7	74,552	3.6
Total real estate construction and land development	107,717	4.8	100,891	4.7	130,029	6.3
Consumer	270,175	12.1	256,977	11.8	210,230	10.2
Gross noncovered loans	2,239,557	100.0	2,171,000	100.1	2,071,809	100.1
Deferred loan fees, net	64	—	(307)	(0.1)	(2,277)	(0.1)
Noncovered loans, net of deferred fees	2,239,621	100.0%	2,170,693	100.0%	2,069,532	100.0%
Covered loans	107,681		117,621		159,662
Total loans, net of deferred fees	$2,347,302		$2,288,314		$2,229,194

	June 30, 2015		March 31, 2015		June 30, 2014
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest bearing demand deposits	$728,260	24.7%	$698,231	24.0%	$669,017	23.3%
NOW accounts	840,251	28.5	836,786	28.7	723,889	25.3
Money market accounts	513,117	17.4	518,388	17.8	510,374	17.8
Savings accounts	403,648	13.7	368,808	12.7	342,605	11.9
Total non-maturity deposits	2,485,276	84.3	2,422,213	83.2	2,245,885	78.3
Certificates of deposit	461,211	15.7	490,245	16.8	620,657	21.7
Total deposits	$2,946,487	100.0%	$2,912,458	100.0%	$2,866,542	100.0%

	Three Months Ended
	June 30, 2015			June 30, 2014
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands; yields annualized)
Interest Earning Assets:
Loans, net	$2,290,608	$30,554	5.35%	$1,878,496	$27,446	5.86%
Taxable securities	555,549	2,328	1.68	343,571	1,812	2.11
Nontaxable securities	198,837	1,048	2.11	131,230	638	1.95
Other interest earning assets	60,297	60	0.40	170,087	127	0.30
Total interest earning assets	3,105,291	$33,990	4.39%	2,523,384	$30,023	4.77%
Noninterest earning assets	375,398			290,048
Total assets	$3,480,689			$2,813,432
Interest Bearing Liabilities:
Certificates of deposit	$471,922	$611	0.52%	$520,269	$777	0.60%
Savings accounts	383,353	99	0.10	241,461	52	0.09
Interest bearing demand and money market accounts	1,368,955	599	0.18	1,059,953	468	0.18
Total interest bearing deposits	2,224,230	1,309	0.24	1,821,683	1,297	0.29
Junior subordinated debentures	19,237	193	4.02	12,694	115	3.62
Securities sold under agreement to repurchase	20,323	13	0.26	24,409	15	0.26
FHLB advances and other borrowings	6,531	5	0.34	439	—	0.29
Total interest bearing liabilities	2,270,321	1,520	0.27%	1,859,225	1,427	0.31%
Demand and other noninterest bearing deposits	710,992			553,284
Other noninterest bearing liabilities	36,873			30,259
Stockholders’ equity	462,503			370,664
Total liabilities and stockholders’ equity	$3,480,689			$2,813,432
Net interest income		$32,470			$28,596
Net interest spread			4.12%			4.46%
Net interest margin			4.19%			4.55%

	Six Months Ended June 30,
	2015			2014
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands; yields annualized)
Interest Earning Assets:
Loans, net	$2,265,276	$61,035	5.43%	$1,543,815	$43,897	5.73%
Taxable securities	564,232	5,012	1.79	236,313	2,451	2.09
Nontaxable securities	197,961	2,081	2.12	102,324	1,074	2.12
Other interest earning assets	63,182	111	0.35	140,123	214	0.31
Total interest earning assets	3,090,651	$68,239	4.45%	2,022,575	$47,636	4.75%
Noninterest earning assets	369,790			213,794
Total assets	$3,460,441			$2,236,369
Interest Bearing Liabilities:
Certificates of deposit	$490,428	$1,258	0.52%	$411,248	$1,330	0.65%
Savings accounts	374,156	198	0.11	209,284	92	0.09
Interest bearing demand and money market accounts	1,345,972	1,170	0.18	817,057	729	0.18
Total interest bearing deposits	2,210,556	2,626	0.24	1,437,589	2,151	0.30
Junior subordinated debentures	19,192	432	4.54	6,382	115	3.62
Securities sold under agreement to repurchase	24,251	31	0.26	26,020	33	0.26
FHLB advances and other borrowings	3,418	6	0.33	221	—	0.30
Total interest bearing liabilities	2,257,417	3,095	0.28%	1,470,212	2,299	0.32%
Demand and other noninterest bearing deposits	703,686			449,134
Other noninterest bearing liabilities	37,676			22,408
Stockholders’ equity	461,662			294,615
Total liabilities and stockholders’ equity	$3,460,441			$2,236,369
Net interest income		$65,144			$45,337
Net interest spread			4.17%			4.43%
Net interest margin			4.25%			4.52%

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Earnings:
Net interest income	$32,470	$32,674	$36,780	$33,307	$28,596
Provision for loan losses on noncovered loans	1,189	1,285	1,316	567	370
Provision for loan losses on covered loans	—	(77)	1,535	27	321
Noninterest income	6,881	8,345	3,897	5,483	4,780
Noninterest expense	26,079	26,038	29,243	28,363	26,993
Net income	8,725	9,779	7,255	7,068	4,148
Basic earnings per common share	$0.29	$0.32	$0.24	$0.23	$0.16
Diluted earnings per common share	$0.29	$0.32	$0.24	$0.23	$0.16
Average Balances:
Total loans receivable	$2,290,608	$2,239,662	$2,194,003	$2,194,460	$1,878,496
Investment securities	754,386	770,086	736,853	694,629	474,801
Total interest earning assets	3,105,291	3,075,848	3,080,330	3,059,796	2,523,384
Total assets	3,480,689	3,439,968	3,455,735	3,436,797	2,813,432
Interest bearing deposits	2,224,230	2,196,731	2,202,752	2,214,097	1,821,683
Noninterest bearing demand deposits	710,992	696,299	708,268	688,140	553,284
Total equity	462,503	460,812	455,342	452,439	370,664
Financial Ratios:
Return on average assets, annualized	1.01%	1.15%	0.83%	0.82%	0.59%
Return on average equity, annualized	7.57%	8.61%	6.32%	6.20%	4.49%
Return on average tangible common equity, annualized	10.50%	11.98%	8.85%	8.71%	6.10%
Efficiency ratio	66.27%	63.48%	71.89%	73.12%	80.88%
Noninterest expense to average total assets, annualized	3.01%	3.07%	3.36%	3.27%	3.85%
Net interest margin	4.19%	4.31%	4.74%	4.32%	4.55%
Average assets per full-time equivalent employees	$4,552	$4,505	$4,421	$4,384	$4,278

	As of Period End
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Balance Sheet:
Total assets	$3,480,324	$3,459,349	$3,457,750	$3,451,320	$3,391,579
Total loans receivable, net	2,319,024	2,260,498	2,223,348	2,174,541	2,200,711
Investment securities	732,709	782,724	778,660	720,864	691,245
Deposits	2,946,487	2,912,458	2,906,331	2,903,069	2,866,542
Noninterest bearing demand deposits	728,260	698,231	709,673	694,370	669,017
Total equity	459,128	462,526	454,506	451,651	449,829
Financial Measures:
Book value per common share	$15.33	$15.30	$15.02	$14.93	$14.89
Tangible book value per common share	$11.03	$11.02	$10.73	$10.62	$10.57
Tangible common equity to tangible assets	9.9%	10.0%	9.8%	9.7%	9.8%
Net loans to deposits	78.9%	77.9%	76.7%	75.1%	77.0%
Deposits per branch	$44,644	$44,128	$44,035	$43,329	$42,784
Credit Quality Metrics:
Allowance for loan losses on noncovered loans to:
Total noncovered loans, net	1.02%	1.03%	1.04%	1.08%	1.08%
Nonperforming noncovered loans	325.51%	299.48%	294.98%	190.35%	164.62%
Nonperforming noncovered loans to total noncovered loans	0.31%	0.34%	0.35%	0.57%	0.66%
Nonperforming noncovered assets to total noncovered assets	0.21%	0.26%	0.29%	0.48%	0.58%
Other Metrics:
Branches	66	66	66	67	67